<AUDIT-REPORT>

                     Letter re:  Change in Accounting Principles
                                     Exhibit 18




       March 11, 1997

       To the Board of Directors of
       The Bombay Company, Inc.

       Dear Directors:

       We have audited the consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended February 1, 1997 and issued our report thereon dated March 11, 1997. Note 1 to the consolidated financial statements describes a change in the Company's method of allocating overhead costs to inventory. The change was made to improve the accuracy of inventory valuation by applying overhead costs to inventory as the costs are incurred. It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.

       Yours very truly,



       Price Waterhouse LLP
       Fort Worth, Texas
</AUDIT-REPORT>